Exhibit 10.16

David Levin President & CEO McGraw-Hill Education

April 11, 2014

Teresa Martin-Retortillo

New York, New York

Dear Teresa,

I am extremely pleased to confirm our employment offer to you to join McGraw-Hill Education as SVP Strategy and Business Development. In this position, you will report directly to David Levin, CEO. Your base salary will be $500,000 (USD), which equates to a semi-monthly payment of $20,833.34. This position is Fair Labor Standards Act (FLSA) exempt. As was agreed, your official start date will be in early to mid-May.

Subject to obtaining all necessary approvals, you will be eligible to participate in the MHE Annual Incentive Program (AIP). Under AIP, your annual bonus potential for performance year 2014 will be 65% of base salary. The payment of a bonus and the amount, if any, is subject to the Company reaching certain financial and strategic objectives, as well as your own individual performance, and subject to your being employed by McGraw-Hill Education on the Plan payout date. Further details will be provided once available. MHE reserves the right to modify our incentive programs at any time.

In this role you are entitled to four (4) weeks paid vacation time.

You will also be eligible to receive a one-time grant of an option to purchase 21,243 shares under the Georgia Management Equity Plan. This award will be made to you as soon as practical and plan details will be provided.

You will be eligible to participate in the Georgia Holdings Executive Severance Plan that provides a minimum of twelve months salary in severance if your employment is involuntarily terminated for reasons other than “cause”, or some other severance plan which may be made available.

You will be eligible to receive all benefits routinely made available to all McGraw-Hill Education employees at comparable levels, and you will be subject to all applicable policies of McGraw-Hill Education.

Please note that your offer of employment with McGraw-Hill Education is contingent upon the successful completion of a background investigation, which will be administered by an independent third-party vendor, Sterling Infosystems Inc. The investigation will include employment and education verification, as well as a criminal history and credit review.

Two Penn Plaza  |  New York, NY 10121  |  646.766.2045  |  mheducation.com

This offer does not guarantee your employment with McGraw-Hill Education for a specific length of time. Therefore, neither you nor McGraw-Hill Education is making a commitment to the other to continue an employment relationship, which may be terminated by either of us at any time, subject only to the terms of this letter.

Under the Immigration Reform and Control Act of 1986, you must provide proof of your identify and eligibility to work in the United States within the first three days of your employment.

Teresa, we are all pleased about your joining the management team here at McGraw-Hill Education. There will be many challenges ahead of you, and we are all confident that you have the background and expertise required to attain our growth objectives. If the terms of your employment as outlined above are acceptable, please indicate by signing and dating below. You should return the signed letter to me at your earliest convenience.

Sincerely,

/s/ David Levin
David Levin

Signed and agreed to on this 22nd day of April, 2014

/s/ Teresa Martin-Retortillo
Teresa Martin-Retortillo

Two Penn Plaza  |  New York, NY 10121  |  646.766.2045  |  mheducation.com